Exhibit 8(e)

                              FEE WAIVER/EXPENSE
                            REIMBURSEMENT AGREEMENT


      THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement") is made as of [ ], 2007 by and among BlackRock Advisors, LLC (the "Investment Adviser"), BlackRock Large Cap Series Funds, Inc. (the "Corporation"), on behalf of itself and each of its series listed on Exhibit A (each a "Fund" and together the "Funds"), and Master Large Cap Trust (the "Trust").

      WHEREAS, each Fund invests all of its assets in a corresponding "master" portfolio (each, a "Portfolio" and together, the "Portfolios") of the Trust in a master/feeder structure;

      WHEREAS, the Investment Adviser and the Corporation, on behalf of itself and each of the Funds, have entered into an administration agreement (the "Administration Agreement") whereby the Investment Adviser provides certain administrative services to the Fund;

      WHEREAS, the Investment Adviser and the Trust, on behalf of itself and each Portfolio, have entered into an investment advisory agreement, dated as of September 29, 2006 (the "Investment Advisory Agreement"), whereby the Investment Adviser manages each Portfolio's portfolio of investments under the overall supervision of the Trust's Board of Trustees for a fee (the "advisory fee") at the following annual rates:

      o with respect to Master Large Cap Growth Portfolio, 0.50% of the Portfolio's average daily net assets not exceeding $5 billion and 0.45% of the Portfolio's average daily net assets in excess of $5 billion,

      o with respect to Master Large Cap Value Portfolio, 0.50% of the Portfolio's average daily net assets not exceeding $3 billion and 0.45% of the Portfolio's average daily net assets in excess of $3 billion, and

      o with respect to Master Large Cap Core Portfolio, 0.50% of the Portfolio's average daily net assets not exceeding $1 billion, 0.45% of the Portfolio's average daily net assets in excess of $1 billion but not exceeding $5 billion, and 0.40% of the Portfolio's average daily net assets in excess of $5 billion.

      WHEREAS, the Investment Adviser desires to waive all or a portion of its fees, and/or reimburse all or a portion of the expenses of the Funds and/or the Trust, under the Administration Agreement and/or the Investment Advisory Agreement as may from time to time be necessary as provided herein;

      WHEREAS, the Investment Adviser understands and intends that the Corporation and the Trust will rely on this Agreement in preparing registration statements on Form N-1A and in accruing the expenses of the Funds and the Trust for purposes of calculating net asset value and for other purposes, and expressly permits the Corporation and the Trust to do so; and

      WHEREAS, shareholders of the Funds and holders of interests in the Trust will benefit from the ongoing waivers and/or reimbursements by incurring lower operating expenses than they would absent such waivers and/or reimbursements.

      NOW, THEREFORE, the Investment Adviser agrees to waive fees and/or reimburse direct expenses of each Fund and/or the Trust to the extent necessary to limit the ordinary annual operating expenses of each Fund to 0.65% of the average daily net assets of the Fund for the annual period; provided, however, that in no event shall the sum of the fees waived and the expenses reimbursed by the Investment Adviser exceed the amount of fees actually due to the Investment Adviser under the Investment Advisory Agreement. The relative amounts of the fees waived and the expenses reimbursed by the Investment Adviser pursuant to this paragraph and the relative reduction of the advisory fee pursuant to this paragraph will be determined by the Investment Adviser in its discretion, so long as the total ordinary annual operating expenses incurred by shares of the Funds do not exceed the amount stated above.

      This contractual fee waiver and/or expense reimbursement shall be
effective from [          ], 2007 until the end of the current fiscal year of
the Funds and the Trust, and shall remain effective for each fiscal year thereafter unless the Investment Adviser shall notify the Funds and the Trust of the termination of the contractual fee waiver and/or expense reimbursement not less than 30 days prior to the end of the then current fiscal year.

      IN WITNESS WHEREOF, the Investment Adviser, the Corporation and the Trust have agreed to this Fee Waiver/Expense Reimbursement Agreement as of the day and year first above written.


                                 BLACKROCK ADVISORS, LLC
                                 By:


                                 By:
                                      ------------------------------------------
                                       Name:  Donald C. Burke
                                       Title: Managing Director


                                 BLACKROCK LARGE CAP SERIES FUNDS, INC.



                                 By:
                                      ------------------------------------------
                                       Name:  Donald C. Burke
                                       Title: Vice President and Treasurer


                                 MASTER LARGE CAP TRUST



                                 By:
                                      ------------------------------------------
                                       Name:  Donald C. Burke
                                       Title: Vice President and Treasurer

                                             Exhibit A
                                             ---------


BlackRock Large Cap Growth Retirement Portfolio
BlackRock Large Cap Value Retirement Portfolio
BlackRock Large Cap Core Retirement Portfolio